Exhibit 21
List of Subsidiaries of Veoneer, Inc.
Australia
Veoneer Australia Pty Ltd.
Canada
Veoneer Canada Inc.
China
Veoneer (China) Co., Ltd.
Veoneer Nissin Brake Systems (Zhongshan) Co., Ltd. (51%)
France
Veoneer France SAS
Germany
Veoneer Germany GmbH
India
Veoneer India Private Limited
Italy
Veoneer Italy S.r.l.
Japan
Veoneer Japan Ltd.
Veoneer Nissin Brake Systems Japan Co., Ltd. (51%)
Akehai Kogyo KK (51%)
Romania
Veoneer Romania S.r.l.
South Korea
Veoneer Korea Ltd.
Sweden
Veoneer AB
Veoneer Sverige LiDAR AB
Veoneer Sweden AB
Zenuity AB (50%)
United States
Veoneer US, Inc. (Delaware)
Veoneer Nissin Brake Systems America LLC (Ohio) (51%)
Veoneer Roadscape Automotive, Inc. (Delaware)
Veoneer, Inc. has 100% ownership interest and 100% voting power of each subsidiary unless otherwise indicated.